As filed with the Securities and Exchange Commission on
April 5, 2021

Registration No. 002-81011
811-03630

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM N-1A
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	/ X /
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Pre-Effective Amendment No.	/ /
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Post-Effective Amendment No. 57	/ X /
and/or	----

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REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY	/ X /
ACT OF 1940	----
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Amendment No. 57	/ X /
(Check appropriate box or boxes)	----

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PUTNAM CALIFORNIA TAX EXEMPT INCOME FUND
(Exact Name of Registrant as Specified in Charter)

100 Federal Street, Boston, Massachusetts 02110
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code
(617) 292-1000
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It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

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ROBERT T. BURNS, Vice President
PUTNAM CALIFORNIA TAX EXEMPT INCOME FUND
100 Federal Street
Boston, Massachusetts 02110
(Name and address of agent for service)
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Copy to:

BRYAN CHEGWIDDEN, Esquire
ROPES & GRAY LLP
1211 Avenue of the Americas
New York, New York 10036
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EXPLANATORY NOTE

Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A (File No. 002-81011) (the “Registration Statement”) of Putnam California Tax Exempt Income Fund (the “Registrant”), was filed on January 28, 2021, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”).

This Post-Effective Amendment No. 57 is being filed pursuant to Rule 462(d) under the Securities Act solely for the purpose of filing Exhibit (j)(2) as an additional exhibit to Post-Effective Amendment No. 56. This Post-Effective Amendment No. 57 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 57 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of Part A and Part B of Post-Effective Amendment No. 57 are incorporated herein by reference.

PUTNAM CALIFORNIA TAX EXEMPT INCOME FUND

FORM N-1A

PART C

OTHER INFORMATION

Item 28.        Exhibits

(a) Amended and Restated Agreement and Declaration of Trust dated March 21, 2014 -- Incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement filed on January 28, 2015.

(b)(1) Amended and Restated Bylaws dated as of October 17, 2014 -- Incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement filed on January 28, 2015.

(b)(2) Amendment to Amended and Restated Bylaws dated as of April 22, 2016 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(c)(1) Portions of Agreement and Declaration of Trust Relating to Shareholders’ Rights -- Incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement filed on January 28, 2015.

(c)(2) Portions of Bylaws Relating to Shareholders’ Rights -- Incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement filed on January 28, 2015.

(d)(1) Management Contract with Putnam Investment Management, LLC dated February 27, 2014 -- Incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement filed on January 28, 2015.

(d)(2) Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated February 27, 2014; Schedule A amended as of November 22, 2019 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(e)(1) Amended and Restated Distributor’s Contract with Putnam Retail Management Limited Partnership dated July 1, 2013 -- Incorporated by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed on January 27, 2014.

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(e)(2)(i) Form of Dealer Sales Contract dated March 27, 2012 -- Incorporated by reference to Post-Effective Amendment No. 38 to the Registrant's Registration Statement filed on January 25, 2013.

(e)(2)(ii) Schedule of Dealer Sales Contracts conforming in all material respects to the Form of Dealer Sales Contract filed as Exhibit (e)(2)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement filed on January 26, 2016.

(e)(3)(i) Form of Financial Institution Sales Contract dated March 27, 2012 -- Incorporated by reference to Post-Effective Amendment No. 38 to the Registrant's Registration Statement filed on January 25, 2013.

(e)(3)(ii) Schedule of Financial Institution Sales Contracts conforming in all material respects to the Form of Financial Institution Sales Contract filed as Exhibit (e)(3)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement filed on January 26, 2016.

(f) Trustee Retirement Plan dated October 4, 1996, as amended July 21, 2000 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement filed on January 28, 2005.

(g)(1) Master Custodian Agreement with State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement filed on January 25, 2018.

(g)(2) Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated August 1, 2013 -- Incorporated by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed on January 27, 2014.

(g)(3) Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated June 25, 2020 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(1) Amended & Restated Investor Servicing Agreement -- Open-End Funds with Putnam Investment Management, LLC and Putnam Investor Services, Inc. dated July 1, 2013; Appendix A amended as of November 22, 2019 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

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(h)(2) Letter of Indemnity with Putnam Investment Management, LLC dated December 18, 2003 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement filed on January 28, 2005.

(h)(3) Liability Insurance Allocation Agreement dated December 18, 2003 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement filed on January 28, 2005.

(h)(4) Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement filed on January 25, 2018.

(h)(5) Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated August 1, 2013 -- Incorporated by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed on January 27, 2014.

(h)(6) Master Interfund Lending Agreement with the Trusts party thereto and Putnam Investment Management, LLC dated April 3, 2020; Schedules A, B and C amended as of April 3, 2020 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(7) Credit Agreement with State Street Bank and Trust Company and certain other lenders dated September 24, 2015 -- Incorporated by reference to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement filed on January 26, 2016.

(h)(8) Joinder Agreement No. 1 to Credit Agreement with State Street Bank and Trust Company and certain other lenders dated August 29, 2016 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(h)(9) Amendment No. 1 to Credit Agreement with State Street Bank and Trust Company, dated September 22, 2016 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(h)(10) Amendment No. 2 to Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement filed on January 25, 2018.

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(h)(11) Amendment No. 3 to Credit Agreement with State Street Bank and Trust Company, dated September 20, 2018 -- Incorporated by reference to Post-Effective Amendment No. 52 to the Registrant’s Registration Statement filed on January 25, 2019.

(h)(12) Amendment No. 4 to Credit Agreement with State Street Bank and Trust Company, dated September 19, 2019 -- Incorporated by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed on January 24, 2020.

(h)(13) Amendment No. 5 to Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(14) Amendment No. 6 and Consent No. 3 to Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(15) Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 24, 2015 -- Incorporated by reference to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement filed on January 26, 2016.

(h)(16) First Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated August 29, 2016 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(h)(17) Second Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 22, 2016 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(h)(18) Third Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement filed on January 25, 2018.

(h)(19) Fourth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 20, 2018 -- Incorporated by reference to Post-Effective Amendment No. 52 to the Registrant’s Registration Statement filed on January 25, 2019.

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(h)(20) Fifth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 19, 2019 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(21) Sixth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(22) Seventh Amendment and Consent to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(23)(i) Form of Indemnification Agreement dated March 18, 2016 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(h)(23)(ii) Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (h)(23)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(h)(24) Expense Limitation Agreement with Putnam Investment Management, LLC (“PIM”) dated October 16, 2020 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(h)(25) Expense Limitation Agreement with Putnam Investor Services, Inc. (“PSERV”) dated June 26, 2020 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(i) Opinion of Ropes & Gray LLP, including consent -- Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant's Registration Statement filed on January 30, 1997.

(j)(1) Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

(j)(2) Consent of Independent Registered Public Accounting Firm (KPMG LLP).

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(k) Not applicable.

(l) Not applicable.

(m)(1) Class A Distribution Plan and Agreement dated July 9, 1992, as amended April 8, 1994 -- Incorporated by reference to Post-Effective Amendment No. 17 to the Registrant's Registration Statement filed on January 31, 1995.

(m)(2) Class B Distribution Plan and Agreement dated January 1, 1993, as amended April 8, 1994 -- Incorporated by reference to Post-Effective Amendment No. 17 to the Registrant's Registration Statement filed on January 31, 1995.

(m)(3) Class C Distribution Plan and Agreement dated July 16, 1999 --Incorporated by reference to Post-Effective Amendment No. 22 to the Registrant's Registration Statement filed on January 28, 2000.

(m)(4) Class M Distribution Plan and Agreement dated January 31, 1995 -- Incorporated by reference to Post-Effective Amendment No. 17 to the Registrant's Registration Statement filed on January 31, 1995.

(m)(5)(i) Form of Dealer Service Agreement -- Incorporated by reference to Post-Effective Amendment No. 18 to the Registrant's Registration Statement filed on January 30, 1996.

(m)(5)(ii) Schedule of Dealer Service Agreements conforming in all material respects to the Form of Dealer Service Agreement filed as Exhibit (m)(5)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement filed on January 26, 2016.

(m)(6)(i) Form of Financial Institution Service Agreement -- Incorporated by reference to Post-Effective Amendment No. 18 to the Registrant's Registration Statement filed on January 30, 1996.

(m)(6)(ii) Schedule of Financial Institution Service Agreements conforming in all material respects to the Form of Financial Institution Service Agreement filed as Exhibit (m)(6)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement filed on January 26, 2016.

(n) Rule 18f-3 Plan dated November 1, 1999, as most recently amended May 15, 2020 -- Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant's Registration Statement filed on January 28, 2021.

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(p)(1) The Putnam Funds Code of Ethics dated June 24, 2016 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement filed on January 26, 2017.

(p)(2) Putnam Investments Code of Ethics dated October 2019 -- Incorporated by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed on January 24, 2020.

Item 29.        Persons Controlled by or Under Common Control with the Fund

The Registrant is not controlled by or under common control with any other person.

Item 30.        Indemnification

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, (File No. 811-03630). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Massachusetts business trusts comprising The Putnam Funds (each, a “Trust”) have also agreed to contractually indemnify each Trustee. The agreement between the Trusts and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws and the laws of The Commonwealth of Massachusetts, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as now or hereafter in force, provides that each Trust severally shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Trust, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable.

Item 31.        Business and Other Connections of the Investment Adviser

Except as set forth below, the directors and officers of each of Putnam Investment Management, LLC, the Registrant’s investment adviser (the “Investment Adviser”), Putnam Investments Limited, investment sub-manager to certain Putnam funds (the “Sub-Manager”), and The Putnam Advisory Company, LLC, investment sub-adviser to certain Putnam funds, have been engaged during the past two fiscal years in no business, profession, vocation or employment of a substantial nature other than as directors or officers of the Investment Adviser, Sub-Manager, or certain of the Investment Adviser’s corporate affiliates. Certain officers of the Investment Adviser serve as officers of some or all of the Putnam funds. The address of the Investment Adviser, its corporate affiliates other than the Sub-Manager, and the Putnam funds is 100 Federal Street, Boston, Massachusetts 02110. The address of the Sub-Manager is 16 St James’s Street, London, England, SW1A 1ER.

Name and Title N/A	Non-Putnam business, profession, vocation or employment

Item 32.        Principal Underwriter

(a) Putnam Retail Management Limited Partnership is the principal underwriter for each of the following investment companies, including the Registrant:

George Putnam Balanced Fund, Putnam Asset Allocation Funds, Putnam California Tax Exempt Income Fund, Putnam Convertible Securities Fund, Putnam Diversified Income Trust, Putnam Equity Income Fund, Putnam Funds Trust, Putnam Global Equity Fund, Putnam Global Health Care Fund, Putnam Global Income Trust, Putnam High Yield Fund, Putnam Income Fund, Putnam International Equity Fund, Putnam Investment Funds, Putnam Massachusetts Tax Exempt Income Fund, Putnam Minnesota Tax Exempt Income Fund, Putnam Money Market Fund, Putnam Mortgage Securities Fund, Putnam New Jersey Tax Exempt Income Fund, Putnam New York Tax Exempt Income Fund, Putnam Ohio Tax Exempt Income Fund, Putnam Pennsylvania Tax Exempt Income Fund, Putnam Sustainable Leaders Fund, Putnam Target Date Funds, Putnam Tax Exempt Income Fund, Putnam Tax-Free Income Trust and Putnam Variable Trust.

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(b) The directors and officers of the Registrant's principal underwriter are listed below. Except as noted below, no officer of the Registrant’s principal underwriter is an officer of the Registrant.

The principal business address of each person listed below is 100 Federal Street, Boston, Massachusetts 02110.

Name	Position and Office with the Underwriter
Sipple, Scott C.	President
Burns, Robert T. *	General Counsel and Secretary
Derman, Jeremy E.	Counsel and Assistant Secretary
Tate, Stephen J.	Chief Legal Officer, Deputy General Counsel and Assistant Secretary
Maher, Stephen B.	Assistant Treasurer
Norris, Cheryl A.	Assistant Treasurer
Clark, James F.**	Vice President
Ettinger, Robert D.	Financial and Operations Principal, Vice President and Treasurer
Trenchard, Mark C.***	Vice President
Higgins, Matthew W.	Chief Compliance Officer
Whitaker, Anne N.	Manager, Compliance

*Mr. Burns is Vice President and Chief Legal Officer of the Registrant.

**Mr. Clark is Vice President and Chief Compliance Officer of the Registrant.

***Mr. Trenchard is Vice President of the Registrant.

Item 33.        Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules promulgated thereunder are the Registrant's Clerk, Michael J. Higgins; the Registrant's investment adviser, PIM; the Registrant's principal underwriter, Putnam Retail Management Limited Partnership (PRM); the Registrant's custodian, State Street Bank and Trust Company (which, in addition to its duties as custodian, also provides certain administrative, pricing and bookkeeping services); and the Registrant's transfer and dividend disbursing agent, Putnam Investor Services, Inc. The address of the Clerk, PIM, PRM and Putnam Investor Services, Inc. is 100 Federal Street, Boston, Massachusetts 02110. State Street Bank and Trust Company is located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

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Item 34.        Management Services

None.

Item 35.        Undertakings

None.

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NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Putnam California Tax Exempt Income Fund is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act of 1933, as amended, and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts, on the 5th day of April, 2021.

Putnam California Tax Exempt Income Fund

By: /s/ Jonathan S. Horwitz, Executive Vice President, Principal Executive Officer and Compliance Liaison

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title

Kenneth R. Leibler*	Chair, Board of Trustees

Robert L. Reynolds*	President and Trustee

Jonathan S. Horwitz*	Executive Vice President, Principal Executive Officer and Compliance Liaison

Janet C. Smith*	Vice President, Principal Financial Officer, Principal Accounting Officer and Assistant Treasurer

Liaquat Ahamed*	Trustee

Ravi Akhoury*	Trustee

Barbara M. Baumann*	Trustee

Katinka Domotorffy*	Trustee

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Catharine Bond Hill*	Trustee

Paul L. Joskow*	Trustee

George Putnam, III*	Trustee

Manoj P. Singh*	Trustee

Mona K. Sutphen**	Trustee

By: /s/ Jonathan S. Horwitz, as Attorney-in-Fact
April 5, 2021

*Signed pursuant to power of attorney filed in Post-Effective Amendment No. 52 to the Registration Statement on January 25, 2019.

**Signed pursuant to power of attorney filed in Post-Effective Amendment No. 56 to the Registration Statement on January 28, 2021.

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EXHIBIT INDEX

Item 28.        Exhibit

(j)(2) Consent of Independent Registered Public Accounting Firm (KPMG LLP).